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                                                                    EXHIBIT 11.1



                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE


     Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the three- and nine-month periods ended February 28, 1995 and 1994 were as follows (in thousands, except per share amounts):


                                                             Three Months                   Nine Months
                                                          Ended February 28,            Ended February 28,
                                                         -----------------------       -----------------------
                                                           1995           1994           1995           1994
                                                         --------       --------       --------       --------
Net income applicable to common
  and common equivalent shares . . . . . . . . . .       $ 63,107       $ 31,167       $210,388       $123,709
                                                         --------       --------       --------       --------
                                                         --------       --------       --------       --------
Average shares of common stock
  outstanding. . . . . . . . . . . . . . . . . . .         55,987         55,573         55,945         55,167
Common Equivalent Shares:
  Assumed exercise of outstanding
    dilutive options . . . . . . . . . . . . . . .          1,733          3,202          2,253          2,846
  Less shares repurchased from
    proceeds of assumed exercise
    of options . . . . . . . . . . . . . . . . . .         (1,346)        (2,330)        (1,740)        (2,186)
                                                         --------       --------        -------       --------
Average common and common
  equivalent shares. . . . . . . . . . . . . . . .         56,374         56,445         56,458         55,827
                                                         --------       --------        -------       --------
                                                         --------       --------        -------       --------
Earnings per share . . . . . . . . . . . . . . . .       $   1.12       $    .55        $  3.73       $   2.22
                                                         --------       --------        -------       --------
                                                         --------       --------        -------       --------

     The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

     Fully diluted earnings per share are substantially the same as earnings per share.